Exhibit 99.1(b)

CAVENDISH FUTURES FUND LLC

Financial Statements

(Unaudited)

For the three months ended March 31, 2014

CAVENDISH FUTURES FUND LLC

Index

Page
Number

Financial Statements:

Statements of Financial Condition at March 31, 2014 (unaudited) and December 31, 2013	3

Statements of Operations and Changes in Members’ Capital for the three months ended March 31, 2014 (unaudited) and for the period from February 19, 2013 (commencement of trading operations) through March 31, 2013 (unaudited)	4

Notes to Financial Statements, including the Financial Statements of Sydling WNT Master Fund LLC (unaudited)	5 – 16

PART I

Item 1.  Financial Statements

Cavendish Futures Fund LLC

Statements of Financial Condition

	(Unaudited)
	March 31, 2014	December 31, 2013
ASSETS

Investment in Sydling WNT Master Fund LLC, at fair value (cost $60,630,121 and $44,508,580, respectively)	$62,730,956	$47,033,777
Cash	3,651,317	3,617,100
Receivable from Sydling WNT Master Fund LLC	286,805	649,774
Total Assets	$66,669,078	$51,300,651

LIABILITIES

Subscriptions received in advance	$3,497,450	$3,537,500
Redemptions payable	154,880	98,738
Incentive fee payable	—	449,717
Accrued expenses:
Advisory fees	78,739	59,577
Administrative fees	26,246	19,859
Professional fees and other expenses	150,545	93,917
Organizational costs	105,915	105,915
Total Liabilities	4,013,775	4,365,223

MEMBERS’ CAPITAL

Member Designee (25.000 Redeemable Units)	25,474	25,714
Non-Managing Members (61,537.223 and 45,606.512 Redeemable Units)	62,629,829	46,909,714

Total Members’ Capital	62,655,303	46,935,428
Total Liabilities and Members’ Capital	$66,669,078	$51,300,651
Members’ Capital per Redeemable Unit (based on 61,562.223 and 45,631.512 Redeemable Units)	$1,017.76	$1,028.57

See accompanying notes to financial statements.

Cavendish Futures Fund LLC

Statements of Operations and Changes in Members’ Capital

(Unaudited)

		For the period from February 19, 2013 (commencement of trading operations)
	Three Months Ended	through
	March 31, 2014	March 31, 2013

INVESTMENT INCOME

Interest allocated from Sydling WNT Master Fund LLC	$5,354	$2,145

EXPENSES

Expenses allocated from Sydling WNT Master Fund LLC	512,960	139,163
Incentive fees	—	82,202
Advisory fees	204,421	45,519
Administrative fees	68,140	15,173
Professional fees and other expenses	58,125	38,638
Organizational expenses	—	181,566
Total Expenses	843,646	502,261

NET INVESTMENT (LOSS)	(838,292)	(500,116)

TRADING RESULTS

Net realized gain allocated from Sydling WNT Master Fund LLC	1,147,397	325,289
Net change in unrealized appreciation/(depreciation) allocated from Sydling WNT Master Fund LLC	(1,021,224)	339,345
Total Trading Results	126,173	664,634

Net income/(loss)	(712,119)	164,518

Subscriptions — Non-managing Members	16,880,980	26,731,375
Redemptions — Non-managing Members	(448,986)	—

Net increase in Members’ Capital	15,719,875	26,895,893

Members’ Capital, beginning of period	$46,935,428	$—

Members’ Capital, end of period	$62,655,303	$26,895,893

Net income/(loss) per Redeemable Unit	$(10.81)	$5.86

Weighted average Redeemable Units outstanding	51,131.575	13,192.341

See accompanying notes to financial statements.

Cavendish Futures Fund LLC

Notes to Financial Statements

March 31, 2014

(Unaudited)

1.  General

Cavendish Futures Fund LLC (the “Fund”) is a Delaware limited liability company formed on August 7, 2012.  Trading operations of the Fund commenced on February 19, 2013.  The Fund’s investment objective is to achieve capital appreciation through speculative trading in U.S. and international futures, options on futures and forward markets.  The Fund may also engage in swap and other derivative transactions upon approval of Sydling Futures Management LLC (“Sydling”).  The Fund privately and continually offers redeemable units of limited liability company interest in the Fund (“Redeemable Units”) to qualified investors and subscriptions are generally accepted monthly.  There is no maximum number of Redeemable Units that may be sold by the Fund.  The Fund invests substantially all of its assets in the Sydling WNT Master Fund LLC (“Master Fund”), also a Delaware limited liability company, which has the same investment objective as the Fund.  The Master Fund’s Statements of Financial Condition, including Condensed Schedules of Investments and Statement of Operations and Changes in Members’ Capital are included herein.  The percentage of the Master Fund’s capital owned by the Fund at March 31, 2014 and December 31, 2013 was 100%.  The performance of the Fund is directly affected by the performance of the Master Fund.

The Fund is member managed for purposes of Delaware law.  Pursuant to the Fund’s limited liability company agreement, as may be amended from time to time (the “LLC Agreement”), the members of the Fund (each, a “Member” and collectively, the “Members”) have appointed Sydling to act as the Fund’s commodity pool operator and trading manager.  Sydling is registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and a commodity trading advisor and is a member of the National Futures Association (“NFA”) effective August 10, 2011.  Sydling, a wholly owned subsidiary of UBS Alternatives LLC, was formed on August 4, 2011.  UBS Alternatives LLC is a wholly owned subsidiary of UBS Americas Inc. which ultimately is a wholly owned subsidiary of UBS AG.

BNY Mellon Investment Servicing (US) Inc. serves as administrator of the Fund.

Winton Capital Management Limited (the “Advisor”) serves as the trading advisor to the Fund and the Master Fund.

Sydling and each Member share in the profits and losses of the Fund in proportion to the amount of limited liability company interest owned by each except that no Member shall be liable for obligations of the Fund in excess of such member’s capital contribution and profits, if any, net of distributions and losses, if any.

The accompanying financial statements and notes are unaudited and are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  These financial statements present the results of interim periods and do not include all disclosures normally provided in annual financial statements. These financial statements should be read in conjunction with the financial statements and notes included in the Fund’s Form 10 filed with the Securities and Exchange Commission (the “SEC”).

The preparation of financial statements and accompanying notes in conformity with U.S. GAAP requires Sydling to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in financial statements and accompanying notes. As a result, actual results could differ from these estimates.

Due to the nature of commodity trading, the results of operations for the interim periods presented should not be considered indicative of the results that may be expected for the entire year.

The Master Fund’s Statement of Financial Condition and Condensed Schedules of Investments as of March 31, 2014 and December 31, 2013 and Statement of Operations and Changes in Members’ Capital for the three months ended March 31, 2014 and the period from February 19, 2013 (commencement of trading operations) through March 31, 2013 are presented below:

Sydling WNT Master Fund LLC

Statements of Financial Condition

	(Unaudited)
	March 31, 2014	December 31, 2013

ASSETS

Cash (including restricted cash of $7,989,371 and $5,352,928, respectively)	$62,177,252	$45,760,991
Net unrealized appreciation on open futures contracts	1,075,716	2,096,940
Interest receivable	4,712	434
Total Assets	$63,257,680	$47,858,365

LIABILITIES AND MEMBER’S CAPITAL

Redemptions payable	286,805	$649,774
Accrued expenses:
Brokerage fees	184,339	139,484
Professional fees and other expenses	55,580	35,330
Total Liabilities	526,724	824,588

MEMBER’S CAPITAL

Non-Managing Members	62,730,956	47,033,777
Total Member’s Capital	62,730,956	47,033,777
Total Liabilities and Member’s Capital	$63,257,680	$47,858,365

Sydling WNT Master Fund LLC

Condensed Schedule of Investments

March 31, 2014

(Unaudited)

			Percent of
Number of			Member’s
Contracts		Fair Value	Capital
	FUTURES CONTRACTS OWNED
576	CURRENCIES	$(152,665)	(0.24)%
89	ENERGY	(81,910)	(0.13)%
2,170	FINANCIALS	(93,136)	(0.15)%
304	GRAINS	569,916	0.91%
654	INDEX	552,946	0.88%
17	MATERIALS	41,490	0.07%
72	MEATS	205,005	0.33%
25	METALS	1,432	0.00%
	TOTAL FUTURES CONTRACTS OWNED	1,043,078	1.67%
	FUTURES CONTRACTS SOLD
(302)	CURRENCIES	(35,805)	(0.06)%
(27)	ENERGY	(18)	(0.00)%
(92)	FINANCIALS	(3,444)	(0.01)%
(63)	GRAINS	(65,355)	(0.10)%
(30)	INDEX	(66,608)	(0.11)%
(56)	METALS	203,868	0.32%
	TOTAL FUTURES CONTRACTS SOLD	32,638	0.04%
	TOTAL FUTURES CONTRACTS	1,075,716	1.71%
	OTHER ASSETS IN EXCESS OF OTHER LIABILITIES	61,655,240	98.29%
	TOTAL MEMBER’S CAPITAL	$62,730,956	100.00%

Percentages shown represent a percentage of member’s capital as of March 31, 2014.

Sydling WNT Master Fund LLC

Condensed Schedule of Investments

December 31, 2013

			Percent of
Number of			Member’s
Contracts		Fair Value	Capital
	FUTURES CONTRACTS OWNED
360	CURRENCIES	$229,915	0.49%
50	ENERGY	38,510	0.08%
1,399	FINANCIALS	(426,526)	(0.91)%
99	GRAINS	(55,735)	(0.12)%
583	INDEX	1,610,343	3.42%
1	INDUSTRIALS	(396)	0.00%
19	MEATS	(18,890)	(0.04)%
17	METALS	(26,527)	(0.06)%
	TOTAL FUTURES CONTRACTS OWNED	1,350,694	2.86%
	FUTURES CONTRACTS SOLD
(266)	CURRENCIES	287,677	0.61%
(21)	ENERGY	(29,917)	(0.06)%
(115)	FINANCIALS	44,050	0.09%
(236)	GRAINS	273,141	0.58%
(3)	INDEX	(250)	0.00%
(4)	MATERIALS	(10,675)	(0.02)%
(11)	MEATS	(5,920)	(0.01)%
(52)	METALS	188,140	0.40%
	TOTAL FUTURES CONTRACTS SOLD	746,246	1.59%
	TOTAL FUTURES CONTRACTS	2,096,940	4.45%
	OTHER ASSETS IN EXCESS OF OTHER LIABILITIES	44,936,837	95.55%
	TOTAL MEMBER’S CAPITAL	$47,033,777	100.00%

Percentages shown represent a percentage of member’s capital as of December 31, 2013.

Sydling WNT Master Fund LLC

Statements of Operations and Changes in Members’ Capital

(Unaudited)

		For the period from February 19, 2013 (commencement of trading operations)
	Three Months Ended	through
	March 31, 2014	March 31, 2013

INVESTMENT INCOME

Interest income	$5,354	$2,145

EXPENSES

Brokerage, clearing and transaction fees	492,710	111,754
Professional fees	20,250	15,454
Organizational expenses	—	11,955
Total Expenses	512,960	139,163

NET INVESTMENT (LOSS)	(507,606)	(137,018)

NET REALIZED AND UNREALIZED GAIN/(LOSS) FROM DERIVATIVE INSTRUMENTS

Net realized gain from futures	1,147,397	325,289
Net change in unrealized appreciation/(depreciation) on futures	(1,021,224)	339,345
Net Realized and Unrealized Gain from Derivative Instruments	126,173	664,634

Net income/(loss)	(381,433)	527,616

INCREASE/(DECREASE) IN MEMBER’S CAPITAL FROM CAPITAL TRANSACTIONS

Subscriptions	16,880,980	26,731,375
Redemptions	(802,368)	(114,460)

Net Increase in Member’s Capital Derived from Capital Transactions	16,078,612	26,616,915
Net Increase in Member’s Capital	15,697,179	27,144,531
Member’s Capital, Beginning of Period	47,033,777	—
Member’s Capital, End of Period	$62,730,956	$27,144,531

2.              Financial Highlights

Changes in the net asset value per Redeemable Unit for the periods ended March 31, 2014 and 2013 are as follows:

		For the period from February 19, 2013 (commencement of trading operations)
	Three Months Ended March 31, 2014	through March 31, 2013
Per share operating performance: (a)
Members’ capital per Redeemable Unit, beginning of period	$1,028.57	$1,000.00
Income/(loss) from investment operations:
Net investment (loss) including incentive fee	(16.04)	(18.90)
Net realized and unrealized gain/(loss) from investment activities (b)	5.23	24.76
Total from investment operations	(10.81)	5.86
Members’ capital per Redeemable Unit, end of period	$1,017.76	$1,005.86
Ratio/Supplemental Data: (c)
Ratio of net investment loss to average Members’ capital	(6.40)%	(11.43)%

Ratio of total expenses to average Members’ capital	6.45%	9.60%
Ratio of incentive fee to average Members’ Capital	—	1.88
Ratio of total expenses and incentive fee to average Members’ capital	6.45%	11.48%

Total return before incentive fee	(1.05)%	0.90%
Incentive fee	—	(0.31)
Total return after incentive fee	(1.05)%	0.59%

Members’ capital at end of period	$62,655,303	$26,895,893

The computation of ratios to average Members’ capital and total return based on the amount of expenses and incentive fee assessed to an individual Member’s capital may vary from these ratios and total return based on the timing of capital transactions.

(a)         Per share operating performance is calculated on a monthly basis by dividing each line item by the outstanding units at month-end prior to the reduction of redeemed units.

(b)         Net realized and unrealized gain from investment activities has been adjusted to reflect organization costs amortized over 24 months for the purpose of subscriptions and redemptions.

(c)          The ratios to average Members’ capital are annualized.  The average Members’ capital used in the above ratios is an average of each month-end Members’ capital during the period.

Financial Highlights of the Master Fund:

		For the period from February 19, 2013 (commencement of trading operations)
	Three Months Ended March 31, 2014	through March 31, 2013

Ratio/Supplemental Data: (a)
Ratio of net investment income to average member’s capital	(3.87)%	(3.12)%
Ratio of total expenses to average member’s capital	3.91%	3.16%
Total return	(0.46)%	1.95%
Member’s capital at end of period	$62,730,956	$27,144,531

Total return and the ratios to average member’s capital are calculated for investor’s capital taken as a whole.  An individual investor’s capital may vary from these ratios and total return based on the timing of capital transactions.

(a)                                 The ratios to average Member’s capital are annualized.  The average Member’s capital used in the above ratios is an average of each month-end members’ capital during the period.

3.              Trading Activities

The Fund was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity instruments.  The Fund invests substantially all of its assets through a “master/feeder” structure. The Fund’s pro rata share of the results of the Master Fund’s trading activities is shown in the Fund’s Statements of Operations and Changes in Members’ Capital.

The Customer Agreement between the Master Fund and UBS Securities LLC (“UBS Securities”), the Master Fund’s commodity broker, gives the Master Fund the legal right to net unrealized gains and losses on open futures contracts.  Futures contracts are executed on exchanges and are typically liquidated by entering into offsetting contracts.  The Master Fund nets, for financial reporting purposes, the unrealized gains and losses on open futures contracts on the Master Fund’s Statements of Financial Condition.

All of the commodity interests owned by the Master Fund are held for trading purposes.  The average number of futures contracts traded for the three months ended March 31, 2014 and the period from February 19, 2013 (commencement of trading operations) through March 31, 2013, based on a monthly calculation, was 2,234 and 1,289, respectively.

The following tables indicate the gross fair values of derivative instruments of futures and option contracts as separate assets and liabilities as of March 31, 2014 and December 31, 2013.

	March 31, 2014	December 31, 2013
ASSETS
Futures Contracts
Currencies	$170,066	$527,958
Energy	13,148	53,283
Financials	315,774	128,028
Grains	640,315	280,638
Index	687,953	1,611,382
Materials	41,490	—
Meats	208,935	1,150
Metals	234,720	191,061
Total unrealized appreciation on open futures contracts	$2,312,401	$2,793,500

LIABILITIES
Futures Contracts
Currencies	$(358,537)	$(10,366)
Energy	(95,076)	(44,690)
Financials	(412,354)	(510,504)
Grains	(135,754)	(63,231)
Index	(201,615)	(1,288)
Industrials	—	(396)
Materials	—	(10,675)
Meats	(3,930)	(25,960)
Metals	(29,419)	(29,450)
Total unrealized depreciation on open futures contracts	$(1,236,685)	$(696,560)

Net unrealized appreciation on open futures contracts *	$1,075,716	$2,096,940

* These amounts are presented as “Net unrealized appreciation on open futures contracts” on the Master Fund’s Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the periods ended March 31, 2014 and 2013.

	For the three months ended	For the period from February 19, 2013 (commencement of trading operations) through
	March 31, 2014	March 31, 2013
	Gain/(loss)	Gain/(loss)
Sector	from trading	from trading
Currencies	$105,808	$(224,607)
Energy	(273)	51,001
Financials	825,816	418,925
Grains	(24,082)	51,268
Index	(655,788)	411,116
Industrials	(1,441)	—
Materials	(38,605)	12,320
Meats	361,850	1,069
Metals	(524,322)	(56,458)
	$126,173	$664,634	**

** These amounts are presented as “Net Realized and Unrealized Gain/(Loss) from Derivative Instruments” on the Master Fund’s Statements of Operations and Changes in Members’ Capital.

The volume of activity of futures contracts that are presented in the Master Fund’s Condensed Schedule of Investments is consistent with the average monthly activity during the periods ended March 31, 2014 and 2013.

4.              Fair Value Measurements

Fund Fair Value Measurements.  The Fund values its investments at fair value, in accordance with U.S. GAAP, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Various inputs are used in determining the fair value of the Fund’s investments which are summarized in the three broad levels listed below.

Level 1 — quoted prices (unadjusted) in active markets for identical securities

Level 2 — other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment spreads, credit risk, etc.)

Level 3 — significant unobservable inputs (including Sydling’s own assumptions and indicative non-binding broker quotes)

Fair value measurement disclosure for each class of assets and liabilities requires greater disaggregation than the Fund’s line items in its Statements of Financial Condition.  The Fund determines the appropriate classes for those disclosures on the basis of the nature and risks of the assets and liabilities and their classification in the fair value hierarchy (i.e., Level 1, Level 2, and Level 3).

The Fund values investments in the Master Fund, where there are no other rights or obligations inherent within the ownership interest held by the Fund, based on the end of the day net asset value of the Master Fund (Level 2).  The value of the Fund’s investment in the Master Fund reflects its proportional interest in the Master Fund.  As of and for the periods ended March 31, 2014 and December 31, 2013, the Fund did not hold any derivative instruments that were based on unadjusted quoted prices in active markets for identical assets (Level 1) or priced at fair value using unobservable inputs through the application of Sydling’s assumptions and internal valuation pricing models (Level 3).

The Fund recognizes transfers into and out of the levels indicated above at the end of the reporting period.  During the periods ended March 31, 2014 and December 31, 2013, there were no transfers amongst Levels 1, 2 and 3 of the valuation hierarchy.

Master Fund Fair Value Measurements.  For assets and liabilities measured at fair value on a recurring basis during the period, the Master Fund provides quantitative disclosures about the fair value measurements separately for each class of assets and liabilities, as well as a reconciliation of beginning and ending balances of Level 3 assets and liabilities broken down by class.

The Master Fund considers prices for exchange-traded commodity futures and option contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1).  As of and for the periods ended March 31, 2014 and December 31, 2013, the Master Fund did not hold any derivative instruments for which market quotations were not readily available and which were priced by broker-dealers who derive fair values for these assets from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of Sydling’s assumptions and internal valuation pricing models (Level 3).  The gross presentation of the fair value of the Master Fund’s derivatives by instrument type is shown in Note 3, “Trading Activities.”

The Master Fund recognizes transfers into and out of the levels indicated above at the end of the reporting period.  During the periods ended March 31, 2014 and December 31, 2013, there were no transfers amongst Levels 1, 2 and 3 of the valuation hierarchy.

The following is a summary of the Master Fund’s investments at fair value.  The inputs or methodology used for valuing derivative instruments are not necessarily an indication of the risk associated with investing in those derivative instruments.

ASSET TABLE (Unaudited)

Description	Total Fair Value at March 31, 2014	Level 1	Level 2	Level 3
Future Contracts	$1,075,716	$1,075,716	$—	$—
Total Assets	$1,075,716	$1,075,716	$—	$—

ASSET TABLE

Description	Total Fair Value at December 31, 2013	Level 1	Level 2	Level 3
Futures Contracts	$2,096,940	$2,096,940	$—	$—
Total Assets	$2,096,940	$2,096,940	$—	$—

5.              Financial Instrument Risks

In the normal course of business, the Master Fund, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments.  These financial instruments may include futures, forwards and options on futures whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument.  These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”).  Exchange-traded instruments include futures and certain standardized forward, option and swap contracts.  Certain swap contracts may also be traded on a swap execution facility or OTC.  OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Specific market movements of commodities or futures contracts underlying an option cannot accurately be predicted.  The purchaser of an option may lose the entire premium paid for the option.  The writer, or seller, of an option has unlimited risk.  Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk.  In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.  For the three months ended March 31, 2014 the Master Fund traded futures contracts only.

The risk to the members that have purchased interests in the Master Fund is limited to the amount of their capital contributions to the Master Fund and their share of the Master Fund’s assets and undistributed profits.  This limited liability is a consequence of the organization of the Master Fund as a limited liability company under applicable law.

Market risk is the potential for changes in the value of the financial instruments traded by the Master Fund due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices.  Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.  The Master Fund is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract.  The Master Fund’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statement of Financial Condition and not represented by the contract or notional amounts of the instruments.  The Master Fund has credit risk and concentration risk because the sole counterparty or broker with respect to the Master Fund’s assets is UBS or a UBS affiliate.  Credit risk with respect to exchange-traded instruments is reduced to the extent that through UBS, the Master Fund’s counterparty is an exchange or clearing organization.  Futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk.

6.              Significant Accounting Policies

The Fund’s and the Master Fund’s accounting policies are the same and are consistent with the accounting policies in the Fund’s financial statements on Form 10.

Statement of Cash Flows. The Fund is not required to provide a Statement of Cash Flows in accordance with Accounting Standards Codification (“ASC”) 230.

Investment in Master Fund. The Fund records its investment in the Master Fund at fair value and is represented by the Fund’s proportionate interest in the capital of the Master Fund at March 31, 2014 and December 31, 2013.  Valuation of securities held by the Master Fund is discussed in the Notes to the Master Fund’s financial statements.  The Fund records its pro rata share of the Master Fund’s income, expenses and realized and unrealized gains and losses.  The performance of the Fund is directly attributable to the performance of the Master Fund.  The Fund records its subscription and withdrawal of the capital account related to its investment in the Master Fund on the transaction date.  The Master Fund will adjust the capital account of the Fund.  Brokerage, clearing and transaction fees are incurred by the Master Fund and are reflected in the pro rata allocation received by the Fund from the Master Fund.

Subscriptions Received in Advance. Subscriptions received in advance represent amounts paid by the non-managing Members for a percentage ownership into the Fund which have not yet been added as Members’ capital as of March 31, 2014 and December 31, 2013. The amount paid is held as cash in the Fund’s escrow account and represents the cash on the Fund’s Statements of Financial Condition.

Redemptions Payable.  Pursuant to ASC Topic 480, Distinguishing Liabilities from Equity, capital withdrawals effective March 31, 2014 and December 31, 2013 have been reflected as redemptions payable in the Statements of Financial Condition.

Income Taxes. The Fund is classified as a partnership for U.S. federal income tax purposes, and the Fund will not pay U.S. federal income tax.  As a result, no income tax liability or expense has been recorded in the financial statements.

Sydling has analyzed the Master Fund’s tax positions for the open tax period and has concluded that no provision is required in the Master Fund’s financial statements.  The Master Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in its Statements of Income.  For the periods ended March 31, 2014 and December 31, 2013, the Master Fund did not incur any interest or penalties.

Recent Accounting Pronouncements. In June 2013, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2013-08, Financial Services — Investment Companies (Topic 946), which creates a two-tiered approach to assess whether an entity is an investment company. The guidance will also require an investment company to measure non-controlling ownership interests in other investment companies at fair value and will require additional disclosures relating to investment company status, any changes thereto and information about financial support provided or contractually required to be provided to any of the investment company’s investees. The guidance is effective for financial statements with fiscal years beginning on or after December 15, 2013 and interim periods within those fiscal years.  The Fund and the Master Fund are investment companies as described in ASU No. 2013-08.  The Fund carries its investment in the Master Fund at fair value and therefore, there is no impact to the Fund’s financial statements as a result of adopting the pronouncement.

7.             Organizational Costs

In 2013, organizational costs of $181,566 relating to the issuance and marketing of the Fund’s units offered were initially paid by UBS Financial Services Inc. (“UBSFSI”).  These costs have been recorded as organizational costs in the Statement of Financial Condition and represent the amount due to UBSFSI.  These costs are being reimbursed to UBSFSI by the Fund in 24 monthly installments.  The monthly installments will reduce the members’ capital for the purpose of calculating administrative and advisory fees and the incentive fee.

As of March 31, 2014, $75,651 of these costs have been reimbursed to UBSFSI by the Fund.  The remaining liability due to UBSFSI will not reduce the net asset value per unit for any purpose other than financial reporting, including calculation of administrative and advisory fees, incentive fee and the redemption/subscription value of units.

8.              Subsequent Events

Sydling has evaluated the impact of all subsequent events on the Fund through the date of the filing.  Subsequent to March 31, 2014, additional subscriptions were received from the non-managing Members totaling $4,534,320.  Subsequent to March 31, 2014, redemptions of $285,192 will be paid to the non-managing Members.  Sydling has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements.